EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

	Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. REPORTS 2004 SECOND QUARTER FINANCIAL RESULTS

— Consolidated Revenues Increase 23% —
— Earnings Per Share of $0.47 Exceeds Consensus Estimate of $0.46 —
— Raising Fiscal 2004 Sales and Earnings Per Share Guidance —

     HUNTINGTON BEACH, CALIFORNIA, JUNE 14, 2004 — Quiksilver, Inc. (NYSE:ZQK), today announced operating results for the second quarter ended April 30, 2004.

     Consolidated revenues for the second quarter of fiscal 2004 increased 23% to $322.6 million as compared to fiscal 2003 second quarter consolidated revenues of $262.2 million. Consolidated net income for the second quarter of fiscal 2004 increased 23% to $27.8 million as compared to $22.6 million the year before. Second quarter fully diluted earnings per share was $0.47 versus $0.40 for the second quarter of fiscal 2003.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are pleased to continue our strong track record, with the second quarter representing our 10th consecutive quarter of out-performance. The keys to our ongoing success continue to be our clear vision for our brands, an ability to translate our lifestyle position into compelling marketing, a commitment to building a responsive global operating platform, and most importantly, the ability to design and distribute product that resonates with our consumers.”

     Revenues in the Americas increased 16% during the second quarter of fiscal 2004 to $148.5 million as compared to fiscal 2003 second quarter revenues of $127.5 million. As measured in U.S. dollars and reported in the financial statements, European revenues increased 29% during the second quarter of fiscal 2004 to $140.3 million as compared to fiscal 2003 second quarter European revenues of $108.5 million. As measured in euros, European revenues

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2004 Second Quarter Results
June 14, 2004 – Page 2

increased 14% for those same periods. Asia/Pacific revenues increased 30% to $33.2 million in the second quarter of fiscal 2004 compared to $25.6 million in the second quarter of fiscal 2003. As measured in Australian dollars, Asia/Pacific revenues increased 3%.

Mr. McKnight continued, “We are incredibly pleased with our recent acquisition of DC Shoes. In addition to giving us a strong new brand capable of significant growth on a global scale, the infusion of talent and dedication into our management team and operations is of tremendous benefit to our culture and capabilities. We continue to regard DC Shoes as a significant catalyst for our business, and we are looking forward to demonstrating its potential to our shareholders.”

The Company also announced today that it has increased its guidance for the third and fourth fiscal quarters. Quiksilver now expects to generate third quarter revenues and diluted earnings per share of between $300 million and $305 million, and $0.28 to $0.29, respectively. For the fourth quarter, the company now believes that revenues and diluted earnings per share will range between $315 million and $320 million and between $0.36 and $0.37, respectively. Including this upward revision and the quarterly out-performance reported today, the Company now expects annual revenues for fiscal 2004 to range between $1.19 billion and $1.20 billion and for diluted earnings per share to range between $1.27 and $1.29.

Consolidated inventories increased 5% to $127.3 million at April 30, 2004 from $120.8 million at April 30, 2003. Consolidated trade accounts receivable growth was modest compared to the increase in sales, increasing 13% to $257.1 million at April 30, 2004 from $227.0 million at April 30, 2003. Average days sales outstanding decreased about six days. Inventories grew 2% in constant dollars.

Bernard Mariette, President of Quiksilver, Inc. commented, “The benefits of a unified strategic and operational structure for our Company are clear and compelling. We continue to make progress in globalizing our markets and management. In addition to creating opportunities for synergy and revealing incremental opportunities for growth, our efforts have also fostered a tremendous esprit de corps across our entire organization.”

Mr. McKnight concluded, “Even as we achieve record results and reach important milestones in our financial and strategic development, we believe that we are still, in many

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2004 Second Quarter Results
June 14, 2004 – Page 3

categories and markets, just scratching the surface of our potential. Our brands continue to reach new levels of recognition and acceptance, our operational efficiency continues to improve, and our strategic position has never been stronger. Despite the challenging character of the global apparel market, we are prospering and expect to continue to do so as we move forward.”

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

* * * * *

NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com, http://www.roxy.com,
http://www.dcshoecousa.com and http://www.fidragolf.com

2004 Second Quarter Results
June 14, 2004 – Page 4

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended April 30,
	2004	2003
In thousands, except per share amounts

Revenues	$322,579	$262,210
Cost of goods sold	175,536	143,627

Gross profit	147,043	118,583

Selling, general and administrative expense	104,647	81,374

Operating income	42,396	37,209

Interest expense	1,476	2,107
Foreign currency (gain) loss	(1,180)	264
Other expense	227	97

Income before provision for income taxes	41,873	34,741

Provision for income taxes	14,083	12,111

Net income	$27,790	$22,630

Net income per share	$0.49	$0.42

Net income per share, assuming dilution	$0.47	$0.40

Weighted average common shares outstanding	56,170	54,514

Weighted average common shares outstanding, assuming dilution	58,685	56,846

2004 Second Quarter Results
June 14, 2004 – Page 5

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended April 30,
	2004	2003
In thousands, except per share amounts

Revenues	$578,721	$454,290
Cost of goods sold	318,009	254,199

Gross profit	260,712	200,091
Selling, general and administrative expense	199,382	149,799

Operating income	61,330	50,292

Interest expense	3,065	4,223
Foreign currency loss	2,087	815
Other expense	509	264

Income before provision for income taxes	55,669	44,990

Provision for income taxes	18,705	15,792

Net income	$36,964	$29,198

Net income per share	$0.66	$0.55

Net income per share, assuming dilution	$0.63	$0.53

Weighted average common shares outstanding	55,893	53,196

Weighted average common shares outstanding, assuming dilution	58,317	55,558

2004 Second Quarter Results
June 14, 2004 – Page 6

CONSOLIDATED BALANCE SHEETS (Unaudited)

	April 30, 2004	October 31, 2003
Amounts in thousands

ASSETS

Current assets:
Cash and cash equivalents	$42,335	$27,866
Trade accounts receivable, less allowance for doubtful accounts of $9,669 (2004) and $8,700 (2003)	257,122	224,418
Other receivables	6,615	7,617
Inventories	127,318	146,440
Deferred income taxes	17,996	17,472
Prepaid expenses and other current assets	15,440	9,732

Total current assets	466,826	433,545

Fixed assets, net	104,238	99,299
Intangibles, net	66,834	65,577
Goodwill	103,739	98,833
Deferred income taxes	1,055	1,984
Other assets	11,103	8,732

Total assets	$753,795	$707,970

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Lines of credit	$19,182	$20,951
Accounts payable	64,354	64,537
Accrued liabilities	38,289	41,759
Current portion of long-term debt	10,079	8,877
Income taxes payable	9,705	10,796

Total current liabilities	141,609	146,920
Long-term debt	109,048	114,542

Total liabilities	250,657	261,462

Stockholders’ equity:
Preferred stock	—	—
Common stock	582	570
Additional paid-in capital	168,744	155,310
Treasury stock	(6,778)	(6,778)
Retained earnings	314,518	277,554
Accumulated other comprehensive gain	26,072	19,852

Total stockholders’ equity	503,138	446,508

Total liabilities & stockholders’ equity	$753,795	$707,970

2004 Second Quarter Results
June 14, 2004 – Page 7

Information related to geographic segments is as follows:

	Three Months Ended April 30,
	2004	2003
Amounts in thousands

Revenues:
Americas	$148,536	$127,537
Europe	140,286	108,464
Asia/Pacific	33,205	25,557
Corporate Operations	552	652

	$322,579	$262,210

Gross Profit:
Americas	$61,044	$54,925
Europe	69,053	51,590
Asia/Pacific	16,229	11,416
Corporate Operations	717	652

	$147,043	$118,583

SG&A Expense:
Americas	$42,115	$37,298
Europe	42,795	30,409
Asia/Pacific	12,397	7,603
Corporate Operations	7,340	6,064

	$104,647	$81,374

Operating Income:
Americas	$18,929	$17,627
Europe	26,258	21,181
Asia/Pacific	3,832	3,813
Corporate Operations	(6,623)	(5,412)

	$42,396	$37,209